Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS THIRD QUARTER FINANCIAL RESULTS

EPS $0.03 VS. $(.12); NET SALES UP 14%

MEDWAY, MA, October 19, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the third quarter ended September 25, 2004. Net sales for the quarter were $24,909,000 versus $21,886,000 for the comparable 2003 period, an increase of 14%. Net income for the quarter ended September 25, 2004 was $410,000 or $0.03 per share on a fully diluted basis, compared to a net loss of $953,000, or $0.12 per share on a fully diluted basis, for the third quarter of 2003. Net sales for the nine months ended September 25, 2004 were $73,220,000 compared to $63,608,000 for 2003, an increase of 15%. The net income for the nine months ended September 25, 2004 was $1,618,000 or $0.12 per fully diluted share, compared to a net loss of $2,557,000, or $0.30 per fully diluted share, for the prior year period.

John Aglialoro, Chairman and CEO stated, “The continued improvement in our financial results is based on the Cybex business strategy - providing exceptional products to our customers. We are pleased with the increase in sales, confirming to us that the new Cybex product lines meet the market’s expectation for quality and innovation.”

As previously announced, the Company in July 2004 refinanced in full its term loan facility with Hilco Capital and agreed to modifications to its working capital and term loans with CIT Group/Business Credit, which result in lower interest costs. The interest savings in the third quarter 2004 were offset, however, by the expensing in the quarter of the entire unamortized balance of deferred financing costs under the retired Hilco facility of approximately $340,000. Also, as previously announced, during August 2004 the Company sold 2,430,000 shares of Common Stock in a private placement to accredited investors in which it received net proceeds of approximately $7,230,000 and issued 3,288,600 shares of Common Stock upon conversion of all its outstanding shares of Preferred Stock.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

#####

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net sales	$24,909	$21,886	$73,220	$63,608
Cost of sales	16,285	14,877	46,444	42,682

Gross profit	8,624	7,009	26,776	20,926
As a percentage of net sales	34.6%	32.0%	36.6%	32.9%
Selling, general and administrative expenses	7,178	7,000	22,231	20,914

Operating income	1,446	9	4,545	12
Interest expense, net	1,007	956	2,888	2,620

Income (loss) before income taxes	439	(947)	1,657	(2,608)
Income tax provision (benefit)	29	6	39	(51)

Net income (loss)	410	(953)	1,618	(2,557)
Preferred stock dividends	(32)	(122)	(276)	(122)

Net income (loss) attributable to common stockholders	$378	$(1,075)	$1,342	$(2,679)

Basic net income (loss) per share	$0.03	$(0.12)	$0.13	$(0.30)

Diluted net income (loss) per share	$0.03	$(0.12)	$0.12	$(0.30)

Shares used in computing basic net income (loss) per share	12,337	8,831	10,042	8,831

Shares used in computing diluted net income (loss) per share	14,566	8,831	11,132	8,831

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 25, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$593	$749
Accounts receivable, net	14,431	13,755
Inventories	8,624	7,910
Prepaid expenses and other	2,526	2,081

Total current assets	26,174	24,495

Property and equipment, net	13,373	14,472
Goodwill	11,247	11,247
Other assets	1,861	3,174

	$52,655	$53,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$6,650	$12,261
Accounts payable	5,904	7,200
Accrued expenses	9,720	9,916

Total current liabilities	22,274	29,377

Long-term debt	12,972	14,825
Other liabilities	3,160	3,168

Total liabilities	38,406	47,370

Stockholders’ equity	14,249	6,018

	$52,655	$53,388